EXHIBIT 21


                 KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES


                                  SUBSIDIARIES



                                              State or Country         Percent
        Name of Subsidiary                    of Incorporation         Owned
-------------------------------------         -----------------        -------

Kerr-McGee Operating Corporation              Delaware                 100%
Kerr-McGee Rocky Mountain Corporation         Delaware                 100%
Kerr-McGee Oil & Gas Corporation              Delaware                 100%
Kerr-McGee Oil (U.K.)PLC                      England                  100%
Kerr-McGee Resources (U.K.) Limited           England                  100%
Kerr-McGee North Sea (U.K.) Limited           England                  100%
Kerr-McGee Gryphon Limited                    England                  100%
Kerr-McGee L.P. Corporation                   Delaware                 100%
Kerr-McGee Oil & Gas Onshore LP               Delaware                 100%
Kerr-McGee Chemical LLC                       Delaware                 100%
KMCC Western Australia PTY. Ltd               Western Australia        100%
Kerr-McGee Pigments GmbH                      Germany                  100%
Kerr-McGee Pigments Limited                   Bahama Islands           100%
Kerr-McGee Pigments (Holland) B.V.            Netherlands              100%
Kerr-McGee Pigments (Savannah), Inc.          Georgia                  100%


     A number of additional subsidiaries are omitted since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as of December 31, 2001.